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                                                                    EXHIBIT 10.1

                   TEMPORARY EMPLOYMENT & SEVERANCE AGREEMENT

         This Agreement is made and entered into as of May__, 2000 by and among LendingTree, Inc. ("the Company") and James F. Bennett, Jr. ("Employee").

                                    RECITALS

         WHEREAS, Employee is employed with the Company as Senior Vice President of Strategy and Corporate Development;

         WHEREAS, Employee is resigning from employment with the Company as of December 31, 2000; and

         WHEREAS, the Company has accepted  Employee's resignation;

         THEREFORE, in consideration of the promises and representations contained in this Agreement, the parties agree as follows:

                                   AGREEMENTS

         1. Basic Employment Provisions.

                  (a) Employment and Term. The Company hereby agrees to employ Employee and Employee agrees to remain employed by the Company for a period beginning on the date of this Agreement and ending on December 31, 2000 (the "Employment Period"), unless terminated by the Company earlier as provided in Section 3 below.

                  (b) Duties. Employee will serve as a Senior Vice President of the Company and will report directly to the Chief Executive Officer of the Company. Employee will devote at least 75% of his time to performing his duties and obligations to the Company (or such lesser percentage as the Company may specifiy), and will comply with the directions and orders of the Board of Directors and Chief Executive Officer of the Company with respect to the performance of his duties. During the Employment Period, the Employee shall continue to be subject to the Company's policies and restrictions regarding the purchase and sale of Company stock by executives of the Company.

         2. Compensation and Benefits.

                  (a) Salary. The Company shall continue to pay to the Employee a salary of $12,500 per month for the services to be rendered by Employee hereunder. Such salary shall accrue and be payable in accordance with the payroll practices of the Company. All such payments shall be subject to deduction and withholding authorized or required by applicable law.

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                  (b) Bonus. Employee shall be eligible to receive a bonus of
         $25,000 if the Employee remains employed through the end of the Employment Period and the Chief Executive Officer determines in his discretion that the Employee's job performance during the Employment Period was satisfactory. If the Employee becomes entitled to receive the bonus described above, such bonus shall be paid to the Employee in a single lump sum within fifteen days of the last day of the Employment Period. The Employee shall not be entitled to participate in any other Company bonus plan or program during the Employment Period.

                  (c) Stock Options. Each of the Employee's outstanding stock option awards (the "Stock Options") shall remain in effect during the Employment Period, and the Employee's rights with respect to such Stock Options shall be determined in accordance with the terms of the Stock Option agreements, including the Employee's rights to exercise any portion of the Stock Options which have not yet become exercisable. The number of shares which may become exercisable under the Stock Options during the Employment Period, and the dates on which those shares may become exercisable, are set forth on the attached Exhibit A.

                  (d) Employee Benefit Plans. During the Employment Period, Employee (and his family, to the extent applicable) shall be entitled to participate in the Company's medical, dental and vision plans, life insurance program, short-term and long-term disability plans, tax-qualified Section 401(k) retirement plan and employee stock purchase plan, in accordance with the terms of such plans.

                  (e) Outplacement Services. The Employee shall be entitled to receive up to $20,000 of outplacement services, at the Company's expense, during the Employment Period. Such outplacement services shall be provided by the Miles-Lehane Group of Leesburg, Virginia, or such other outplacement organization as the Company may designate.

         3. Termination. During the Employment Period, the Company may terminate the employment of Employee under this Agreement for Cause or on account of his Disability (as defined below) upon written notice to Employee. Such a termination shall be subject to the continuing rights of Employee pursuant to
Section 4 below.

         4. Termination Benefits.

                  (a) Upon the Employee's voluntary termination of employment prior to the last day of the Employment Period, or the Company's termination of the Employee for Cause (as defined below), the Company shall, not later than the next regularly scheduled payroll date, pay to the Employee all salary and accrued vacation earned by the Employee through the date of such termination. The Employee shall be entitled to retain his Company-provided laptop computer if his employment terminates after June 30, 2000 for any reason other than for Cause. For purposes of this Agreement, "Cause" shall mean the Employee's (i) commission of an act of fraud, theft or embezzlement or other similar willful misconduct; (ii) conviction of (or pleas of nolo contendere with respect to) a felony or other crime involving moral turpitude;
         (iii) a serious neglect of his material duties or failure to perform his material obligations under this Agreement, or (iv) refusal to follow lawful directives of the Chief Executive Officer or the Board of Directors.

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                  (b) Upon termination of the Employee's employment on account of his death or Disability, the Employee (or his survivors in the event of his death), shall (i) receive payment of the amounts described in subsection (a) above, and (ii) be permitted to retain the Employee's Company-provided laptop computer. For purposes of this Agreement, "Disability" shall mean the Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Company may require such proof of disability as the Company in its sole discretion deems appropriate and the Company's good faith determination as to whether the Employee is disabled shall be final and binding on all parties concerned.

         5. Release of All Claims.

                  (a) For good and valuable consideration, the receipt of which is hereby acknowledged, Employee, for himself and his successors in interest, hereby releases the Company from all claims of every kind (including without limitation attorneys' fees and costs) which Employee has ever had or now may have against the Company. These claims include, but are not limited to, all claims arising out of Employee's employment with the Company or the termination of his employment, all claims for breach of express or implied contract or agreement or covenant of good faith and fair dealing, all claims for retaliation or violation of public policy, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Americans with Disabilities Act, or other federal, state or local laws relating to employment or benefits associated with employment, claims for emotional distress, mental anguish, personal injury, and any and all claims that may be asserted on Employee's behalf by others.

                  (b) Employee further agrees that if he attempts to avoid or set aside the terms of this release, or if the Company successfully asserts this release as a defense or bar to any claim asserted by Employee, he shall be liable for the costs and attorneys fees of the Company in defending such claims or asserting such defense based on this release.

                  (c) Employee represents and warrants that he will not file any complaints, charges or lawsuits with any governmental agency or any court, against the Company arising out of facts, claims or issues encompassed in this Agreement, or arising from his employment or the termination thereof. Employee further represents, warrants, and agrees to refrain from instituting, prosecuting, filing or processing, or assisting or cooperating with the instituting, prosecuting, filing or processing of any complaint, charge, or any litigation against the Company in any way related to or arising out of the facts, claims or issues encompassed in this Agreement, or any other claims, charges, or causes of action against the Company.

         6. Proprietary Information and Developments.

                  (a) The Employee will not at any time, whether during or for a period of one (1) year after the termination of his employment for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep

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         confidential, except as may be required in the ordinary course of performing his duties as an employee of the Company, and the Employee shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, customer lists and details of its Internet web site or business relationships with banks, lenders and other parties not otherwise publicly available. Further, the Employee agrees that during the Employment Period he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee further agrees that be shall not, after the termination of his employment for a period of one (1) year, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of his employment, the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office, at the Company's expense.

                  (b) If at any time or times during the Employee's employment, he shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned the Employee by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and the Employee shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments. The Employee hereby assigns any rights (including, but not limited to, any copyrights and trademarks) the Employee may have or acquire in the Developments and benefits or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

                  (c) The Employee will, during his employment and at any time thereafter, at the request and cost (including the Employee's reasonable attorney's fees) of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and, its duly authorized agents may reasonably require:

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                           (i) to apply for, obtain, register and vest in the
                  name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection for any Developments in any country throughout the world and when so obtained or vested to renew and restore the same; and

                           (ii) to defend any judicial, opposition or other
                  proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous propose.

                  (d) In the event the Company is unable, after reasonable effort, to secure the Employee's signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the Employee's physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution, and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Employee.

         7. Non-Compete; Non-Hire.

                  (a) The Employee agrees that, for a period of one (1) year following his termination of employment, the Employee will not, without the Company's consent, directly or alone or as a partner, joint venturer, officer, director employee, consultant, agent, independent contractor or stockholder or other owner of any entity or business, engage in (i) any business involving Internet-based loan origination or loan brokerage services or (ii) any other line of business that is engaged in by the Company (or with respect to which the Company has made preparations to engage) as of June 30, 2000. Notwithstanding the foregoing; the ownership by the Employee of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation or the Employee's membership on the board of directors of eMarket Capital LLC ( or any successor thereto) as a non-employee director shall not be deemed, in and of itself, to violate the prohibitions of this Section 7(a).

                  (b) The Employee agrees that, for a period of one (1) year following his termination of employment, the Employee will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within his control) any other entity or business which employs the Employee or in which the Employee has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed by the Company as of the date of such termination of employment.

                  (c) The restrictions in this Section 7, to the extent applicable, shall be in addition to any restrictions imposed upon the Employee by statute or at common law.

                  (d) The parties hereby acknowledge that the restrictions in this Section 7 have

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         been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions reasonably necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 7 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 7 is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

         8. Other Obligations of Employee. The Employee agrees not to discuss or disclose to any person (other than the Employee's immediate family, legal counsel or tax advisor) his resignation from employment with the Company, unless authorized by the Company in writing. The Employee shall cooperate with the Company in developing a statement for public disclosure announcing the Employee's resignation. The Employee shall at all times refrain from taking any action or making any statements, written or oral, which are intended to disparage the goodwill or reputation of the Company or any of its directors, officers or employees.

         9. Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. Employee's rights under this Agreement may not be assigned or transferred in whole or in part, except that Employee's personal representative of his estate will receive any amounts payable under this Agreement after the death of Employee.

         10. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employee or his personal representative at his last known address. All notices to the Company must be directed to the attention of the [Chief Executive Officer]. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

         11. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces all prior employment agreements and understandings with respect to the employment of the Employee with the Company. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by all parties.

         12. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of North Carolina, without reference to its conflict of laws rules.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.



                           LENDINGTREE, INC.



                           By: _________________________________________________
                               Douglas R. Lebda,
                               Chief Executive Officer




                           By: _________________________________________________
                               James F. Bennett, Jr.




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